                                                                   EXHIBIT 10.59



                           REVOLVING CREDIT AGREEMENT




                                 $20,000,000.00
                        SECURED REVOLVING LINE OF CREDIT



                                      FROM


                             BANK ONE, TEXAS, N.A.


                                       TO


                            EAGLE GEOPHYSICAL, INC.
                        EAGLE GEOPHYSICAL ONSHORE, INC.
                        EAGLE GEOPHYSICAL OFFSHORE, INC.
                       EAGLE GEOPHYSICAL DE MEXICO, INC.
                                      and
                 EAGLE GEOPHYSICAL GOM, INC. (FORMERLY KNOWN AS
                       EAGLE GEOPHYSICAL OFFSHORE, INC.)

                                October 21, 1997

                               TABLE OF CONTENTS

                                                                                                                     PAGE
ARTICLE I.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II.  THE LOAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.01    The Revolving Line . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.02    Advances and Payments of Principal Under the Note  . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.03    Prepayment and Conversion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.04    Interest Rate and Payments of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.05    Increased Cost of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.06    Substitute Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.07    Change of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.08    Advances to Satisfy Obligations of Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.09    Mandatory Prepayment of the Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.10    Borrowing Base Determination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.12    Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.13    Facility Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE III.  CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.01    Receipt of Note, Agreement, and Certificate of Compliance  . . . . . . . . . . . . . . . . . . . . .  19
         3.02    Completion of Initial Public Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.03    Receipt of Organizational Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.04    Receipt of Certified Copy of Corporate Proceedings and Certificates of Incumbency  . . . . . . . . .  19
         3.05    Receipt of Certificates of Authority and Certificates of Good Standing . . . . . . . . . . . . . . .  19
         3.06    Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.07    UCC Search . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.08    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.09    Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.10    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.11    Request for Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.12    Accuracy of Representations and Warranties and No Event of Default . . . . . . . . . . . . . . . . .  20
         3.13    Legal Matters Satisfactory to Counsel to Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.14    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.15    Security Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.16    Legal Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.17    Foreign Affiliate Loan Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.18    Documents Required in connection with the addition of certain Borrowing Base Receivables . . . . . .  21

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.01    Existence and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.02    Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.03    Valid and Binding Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                            . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22



                                                                                                                     PAGE
                                                                                                                     ----
         4.04    Scope and Accuracy of Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.05    Liabilities, Litigation and Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.06    Margin Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.07    Authorizations and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.08    Compliance with Laws, Rules, Regulations and Orders  . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.09    Proper Filing of Tax Returns and Payment of Taxes Due  . . . . . . . . . . . . . . . . . . . . . . .  23
         4.10    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.11    Investment Company Act Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.12    Public Utility Holding Company Act Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.13    Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.14    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.15    Existing Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.16    Material Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.17    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.18    Material Misstatements and Omissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE V.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.01    Use of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.02    Maintenance and Access to Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.03    Quarterly Unaudited Financial Statements of Borrower . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.04    Annual Audited Financial Statements of Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.05    Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.06    Monthly Borrowing Base Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.07    Statement of Material Adverse Change in Condition  . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.08    Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.09    Compliance with Laws and Payment of Assessments and Charges  . . . . . . . . . . . . . . . . . . . .  26
         5.10    Maintenance of Existence and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.11    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.12    Initial Expenses of Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.13    Subsequent Expenses of Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.14    Maintenance of Tangible Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.15    Maintenance of Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.16    Inspection of Tangible Assets/Right of Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.17    Payment of Note and Performance of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.18    ERISA Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.19    Minimum Current Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.20    Tangible Net Worth Requirement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.21    Cash Flow to Debt Service Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.22    Maximum Funded Senior Debt and Capital Leases to Capitalization  . . . . . . . . . . . . . . . . . .  29
         5.23    Compliance with Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.24    Hazardous Substances Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.25    Changes in Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.26    Payment of Taxes, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.27    Notice of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.28    Notices Regarding Account Debtors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


                                                                                                                     PAGE
                                                                                                                     ----
         5.29    Notice of Change of Principal Offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.30    Payment of Accounts Payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE VI.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.01    Mortgages or Pledges of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.02    Nature of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.03    Sales of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.04    Cancellation of Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.05    Margin Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         6.06    Changes in Business Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.07    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VII.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.01    Enumeration of Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.02    Rights Upon Unmatured Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.03    Rights Upon Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE VIII.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.01    Security Interests in Deposits and Right of Offset or Banker's Lien  . . . . . . . . . . . . . . . .  34
         8.02    Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . .  34
         8.03    Notices and Other Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.04    Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.05    Renewals and Extensions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.06    No Waiver by Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.07    INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.08    GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.09    Incorporation of Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.10    Survival Upon Unenforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.11    Rights of Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.12    Amendments or Modifications of this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.13    Agreement Construed as an Entirety . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.14    Number and Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.15    AGREEMENT SUPERSEDES ALL PRIOR AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.16    Controlling Provision Upon Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.17    Time, Place and Method of Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.18    Non-Application of Chapter 15 of Texas Credit Code . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.19    Counterpart Execution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.20    Disclosure and Use of Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . .  37


                                                                                                                     PAGE
                                                                                                                     ----

EXHIBITS
--------
EXHIBIT A                 Note
EXHIBIT B                 Compliance Certificate
EXHIBIT C                 Security Instruments
EXHIBIT D                 Form of Request for Advance
EXHIBIT E                 Form of Monthly Borrowing Base Certificate
EXHIBIT F                 Matters to be covered by the opinion of counsel to Borrower


SCHEDULES
---------
4.05                      Litigation
4.14                      Subsidiaries
4.15                      Existing Indebtedness
4.16                      Material Commitments
4.17                      Certificates of Insurance
6.07                      Agreements with Seitel, Inc.


                           REVOLVING CREDIT AGREEMENT

                 THIS REVOLVING CREDIT AGREEMENT, is entered into as of the 21st day of October 1997, by and among EAGLE GEOPHYSICAL, INC., a Delaware corporation (herein sometimes referred to as the "Parent Borrower"), EAGLE GEOPHYSICAL ONSHORE, INC., a Delaware corporation, EAGLE GEOPHYSICAL OFFSHORE, INC., a Delaware corporation, EAGLE GEOPHYSICAL DE MEXICO, INC., a Delaware corporation, and EAGLE GEOPHYSICAL GOM, INC., a Texas corporation (formerly known as Eagle Geophysical Offshore, Inc.) (collectively, together with the Parent Borrower, referred to as the "Borrower"), and BANK ONE, TEXAS, N.A., a national banking association (the "Bank").

                              W I T N E S S E T H

                 WHEREAS, Borrower desires to institute a revolving line of credit with Bank for purposes of satisfying Borrower's working capital needs and for general corporate purposes;

                 WHEREAS, Bank is willing to institute such a revolving line of credit for Borrower in accordance with the terms and provisions hereof;

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and the mutual benefits to be derived herefrom, Bank and Borrower agree as follows:

                            ARTICLE I.  DEFINITIONS

                 As used in this Agreement, the following terms shall have the meanings indicated:

                 "Accounts," "Account Debtor," "Chattel Paper," "Contracts," "Documents," "Equipment," "Fixtures," "General Intangibles," "Goods," "Instruments," and "Inventory" shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect in the State of Texas.

                 "Affiliate" means, as applied to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by", and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

                 "Agreement" means this Revolving Credit Agreement, as the same may be amended or supplemented from time to time.

                 "Applicable Spread" means 1.375% when the ratio of the consolidated Indebtedness of the Parent Borrower and its Subsidiaries to the Tangible Net Worth as of the last day of the most recently ended fiscal quarter of Borrower is less than 1.0:1.0, and 1.625% when such ratio is equal to or greater than 1.0:1.0.

                 "Approved Eligible Receivables" means Eligible Receivables that are neither U.S. Eligible Receivables, U.K. Eligible Receivables, Foreign or Non-graded Domestic Eligible Receivables, nor Secured Eligible Receivables, but which have nevertheless been approved in writing by Bank, in its sole discretion.

                 "Bank" has the meaning set forth in the preamble hereof.

                 "Base Rate" means, at any time, the rate of interest per annum then most recently established and published by the Bank as its Base Rate, which is eight and one-half percent (8.50%) as of the date of this Agreement.

                 "Base Rate Loan" means any Loan for which interest thereon is to be computed at the Floating Rate in accordance with this Agreement.

                 "Borrower" has the meaning set forth in the preamble hereof.

                 "Borrowing Base" means, at any time, the amount of the Borrowing Base Receivables accurately computed on the Monthly Borrowing Base Certificate most recently delivered to, and accepted by, the Bank in accordance with Section 2.10 and other relevant provisions of this Agreement.

                 "Borrowing Base Receivables" means the sum of: (a) 90% of U.S. Eligible Receivables, (b) 90% of U.K. Eligible Receivables, (c) 80% of Foreign or Non-graded Domestic Eligible Receivables, (d) 100% of Secured Eligible Receivables, and (e) 80% of Approved Eligible Receivables; provided that no Account shall be included in more than one of the categories listed in this definition.

                 "Business Day" shall mean: (a) for all purposes, a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas or the laws of the United States of America, and (b) in addition, for purposes of any LIBOR Loan, a day that satisfies the requirements of clause (a) and is a day on which commercial banks in London, England are open for domestic or international business.

                 "Cash Flow" shall be defined for any fiscal quarter of Borrower as the sum of net income plus depreciation and other non-cash charges less non-cash income of the Parent Borrower and its Subsidiaries on a consolidated basis, during such quarter.

                 "Closing" means the date on which this Agreement is executed and delivered by Bank and Borrower.

                 "Combined Revolving Commitment" shall have the meaning set forth in Section 2.12.

                 "Commitment Fee Percentage" means .375% when the ratio of the consolidated Indebtedness of the Parent Borrower and its Subsidiaries to the Tangible Net Worth as of the last day of the most recently ended fiscal quarter of Borrower is less than 1.0:1.0, and .50% when such ratio is equal to or greater than 1.0:1.0.

                 "Compliance Certificate" means the certificate of the president or vice president of the Parent Borrower required to be submitted to Bank from time to time pursuant to this Agreement, which certificate shall be in the form attached hereto as Exhibit "B."

                 "Current Assets" and "Current Liabilities" means at any time, all assets or liabilities, respectively, that should in accordance with GAAP, be classified as current assets or current liabilities, respectively, on a consolidated balance sheet of the Parent Borrower and its Subsidiaries.

                 "Debt Service" shall be defined for any fiscal quarter of Borrower as the sum of (i) principal amounts required to be paid by the Parent Borrower and its Subsidiaries during such quarter on Indebtedness other than in connection with this Loan, plus (ii) lease payments required to be paid by the Parent Borrower and its Subsidiaries during such quarter in connection with capital leases, plus (iii) the outstanding principal balance due at the beginning of such quarter on the Loans hereunder, divided by sixteen.

                 "Eligible Receivable" means, at any time, an Account that conforms and continues to conform to the following conditions:

         (A) The Account arose from a bona fide outright sale of Goods or services by the Borrower, and such Goods have been shipped to the appropriate account debtors or their designees (or the sale has otherwise been consummated), or the services have been performed for the appropriate account debtors;

         (B) The Account is based upon an enforceable order or contract, written or oral, for Goods shipped or held or for services performed, and the same were shipped, held, or performed in accordance with such order or contract;

         (C) The title of the Borrower to the Account and, except as to the account debtor, to any Goods is absolute and is not subject to any prior assignment, claim, lien, or security interest, except Permitted Liens;

         (D) The amount shown on the books of the Borrower and on any invoice or statement delivered to the Bank is owing to the Borrower, less any partial payment that has been made thereon by anyone;

         (E) The Account shall be eligible only to the extent that it is not subject to any claim of reduction, counterclaim, set-off, recoupment, or any claim for credits, allowances, or adjustments made by the account debtor because of returned, inferior, or damaged Goods or unsatisfactory services, or for any other reason; provided, however, that the existence of any such claim shall not cause an Account to be ineligible if, and to the extent that, Borrower substantiates to the reasonable satisfaction of Bank that such asserted claim, or any part thereof, is invalid;

         (F) The account debtor has not returned or refused to retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the Goods or services from the sale of which the Account arose;

         (G) The Account is due and payable not more than thirty (30) days from the date of the invoice therefor;

         (H) The Account is not more than ninety (90) days past the date of the invoice therefor; provided that an Account that has arisen by virtue of Borrower's delivery of Goods or performance of services to a location outside of the United States of America or that is owed by an Account Debtor whose principal place of business is outside the United States of America shall not be more than one hundred-twenty (120) days past the date of the invoice therefor.

         (I) The Account does not arise out of a contract with, or order from, an account debtor that, by its terms, forbids or makes void or unenforceable the assignment by the Borrower to the Bank of the Account arising with respect thereto;

         (J) The Borrower has not received any note, trade acceptance, draft, or other Instrument with respect to, or in payment of, the Account, nor any Chattel Paper with respect to the Goods giving rise to the Account, unless, if any such Instrument or Chattel Paper has been received, the Borrower promptly notifies the Bank and, at the latter's request, endorses or assigns and delivers the same to the Bank;

         (K) The Borrower has not received any notice of the death of the account debtor or a partner thereof; nor of the dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, the account debtor;

         (L) The Account Debtor is not a Subsidiary or other Affiliate of the Borrower, provided, however, that for purposes of this paragraph
         (L) only, Seitel, Inc., a Delaware corporation, and its subsidiaries shall not be deemed Affiliates of Borrower;

         (M) Not more than 20% in value of the Account Debtor's aggregate Accounts owed to Borrower fail to satisfy clause (H) of this definition; and

         (N) The Bank has not deemed such account ineligible (i) because of a reasonable uncertainty about the creditworthiness of the account debtor; (ii) because the Bank is not satisfied, in its reasonable discretion, that the Security Instruments duly executed by Borrower have created a valid, perfected, enforceable security interest in favor of Bank under the laws of a jurisdiction outside the United States where the goods or services to which such Account relates were delivered or performed, respectively, or under a jurisdiction outside the United States in which the Account Debtor maintains its principal place of business; or (iii) because the Bank otherwise reasonably considers the collateral value thereof to the Bank to be impaired or its ability to realize such value to be insecure.

                 "Environmental Laws" means (a) the following federal laws as they may be cited, referenced and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all environmental statutes of any state in which property of Borrower is situated, as they may be cited, referenced and amended from time to time;
(c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other federal, state or local statute or any requirement, rule, regulation, code, ordinance or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling or release of Hazardous Substances.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

                 "ERISA Affiliate" means any trade or business (whether or not incorporated) which together with Borrower would be treated as a single employer under Section 4001 of ERISA.

                 "Event of Default" means any of the events specified in
Section 7.01 of this Agreement.

                 "Financial Statements" means the statements of the financial condition of the indicated Person, as at the point in time and for the period indicated and consisting of at least a consolidated balance sheet, income statement and statement of cash flows, and, when the foregoing are audited, accompanied by the certification of such Person's independent certified public accountants and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP applied on a basis consistent with that of the preceding year.

                 "Floating Rate" means the Base Rate in effect from time to time.

                 "Foreign Affiliate Loan Agreement" means that certain loan agreement entered into as of the 17th day of October 1997, by and between HORIZON EXPLORATION LIMITED, an English business entity, and Bank.

                 "Foreign Affiliate Loans" means, cumulatively, the aggregate sum of all money advanced by Bank to Horizon Exploration Limited pursuant to the Foreign Affiliate Loan Agreement.

                 "Foreign Affiliate Revolving Commitment" means the Revolving Commitment defined in the Foreign Affiliate Loan Agreement, as in effect from time to time.

                 "Foreign or Non-graded Domestic Eligible Receivables" include:
(a) Eligible Receivables due from Investment Grade Account Debtors that are neither U.S. Eligible Receivables nor U.K. Eligible Receivables, and (b) Eligible Receivables due from an Account Debtor that is not an Investment Grade Account Debtor, when the principal place of business of such Account Debtor and the location to which the goods were delivered or at which the services were performed are all located within the United States of America.

                 "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

                 "Guaranty" shall have the meaning set forth in Section 3.06.

                 "Hazardous Substances" means flammables, explosives, radioactive materials, hazardous wastes, asbestos or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum and petroleum products and associated oil or natural gas exploration, production and development wastes or any substances defined as "hazardous substances", "hazardous materials", "hazardous wastes" or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Environmental Laws now or hereafter enacted or promulgated by any regulatory authority or governmental body.

                 "Indebtedness" means, as to any Person, (a) all items of indebtedness or liability (other than capital, surplus, deferred credits and reserves, as such) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, (b) indebtedness secured by any mortgage, pledge or lien existing on or encumbering property owned by the Person whose Indebtedness is being determined, whether or not the indebtedness secured thereby shall have been assumed (provided that if the indicated Person is not liable for payment of such indebtedness, the amount thereof shall be deemed not to exceed the book value of the encumbered property), and (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed

(otherwise than for collection or deposit in the ordinary course of business), discounted with recourse, agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, purchase of securities or capital contribution, through a commitment to pay for property or services regardless of the nondelivery of such property or the nonfurnishing of such services or otherwise), or in respect of which such Person has otherwise become directly or indirectly liable, contingently or otherwise, whether now existing or hereafter arising.

                 "Initial Public Offering" shall have the meaning set forth in
Section 3.02.

                 "Interest Rate(s)" means the Floating Rate or the LIBOR Rate, as applicable.

                 "Interest Period" means as to any LIBOR Loan the period commencing on and including the date of such Loan (or on the effective date of the election pursuant to Section 2.04(B) by which such Loan became a LIBOR
Loan) and ending on and including the day preceding the same day (or if there is no such same day, the day preceding the last day) in the 1st, 2nd, 3rd, or 6th calendar month thereafter, as selected by the Borrower in accordance with
Section 2.04(B), and thereafter such period commencing on and including the day immediately following the last day of the then ending Interest Period for such Loan and ending on and including the day preceding the day corresponding to the first day of such Interest Period (or if there is no such corresponding day, the day preceding the last day), in the 1st, 2nd, 3rd, or 6th calendar month thereafter, as so selected by the Borrower; provided, however, that if any such Interest Period would otherwise end on a day prior to a day that is not a Business Day it shall be extended so as to end on the day prior to the next succeeding Business Day unless the same would fall in a different calendar month, in which case such Interest Period shall end on the day preceding the first Business Day preceding such next succeeding Business Day.

                 "Investment" in any Person means any stock, bond, note or other evidence of Indebtedness or any other security (other than current trade and customer accounts) of, or loan to, such Person.

                 "Investment Grade Account Debtor" means an Account Debtor with a corporate credit rating equal to or better than any one of the following minimum ratings: (a) BBB-, by Standard & Poors, (b) BBB-, by Duff & Phelps, or
(c) Baa3, by Moody's Investors Service.

                 "LIBOR" means, in respect to any Interest Period, the rate per annum determined by the Bank to be the quotient of (a) the rate quoted, on an immediately available funds basis, to the Bank, at approximately 10:00 a.m. local time in Houston, Texas on the date one (1) Business Day prior to the first day of such Interest Period, for the offering by leading banks in the London interbank market of Dollars for deposit with the Bank for a period comparable to such Interest Period and in an amount comparable to the amount of the Loan determined by the Bank to be outstanding during such Interest Period and as to which the LIBOR Rate is to be determined, divided by (b) 1.0, minus the Reserve Percentage expressed as a decimal, for such Interest Period.

                 "LIBOR Loan" means any Loan from time to time for which interest thereon is to be computed on the basis of the LIBOR Rate.

                 "LIBOR Rate" means a rate per annum equal to the sum of LIBOR for the Interest Period for which interest is to be determined at the LIBOR Rate, plus the Applicable Spread.

                 "Limitation Period" means any period while any amount remains owing on the Note and interest on such amount calculated at the Floating Rate, plus any fees payable hereunder and deemed to be interest under applicable law, would exceed the Maximum Rate.

                 "Loan" means, singly, any advance by Bank to Borrower pursuant to this Agreement and "Loans" means, cumulatively, the aggregate sum of all money advanced by Bank to Borrower pursuant to this Agreement.

                 "Loan Documents" means this Agreement and all promissory notes, security agreements, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

                 "Loan Excess" means, at any point in time, the amount, if any, by which the outstanding balance on the Loans evidenced by the Note plus the aggregate of the face amount of all outstanding Letters of Credit exceeds the Revolving Commitment then in effect.

                 "Maturity Date" means October 21, 2000.

                 "Maximum Rate" means the maximum non-usurious interest rate permissible under applicable laws of the State of Texas or those of the United States of America applicable to Bank.

                 "Monthly Borrowing Base Certificate" means a certificate of the President or Chief Financial Officer of the Parent Borrower attesting to Borrower's calculation of the Borrowing Base as of the last day of the month preceding the month in which such certificate is executed and delivered to the Bank pursuant to Section 2.10, in the form attached hereto as Exhibit "E."

                 "Multi-employer Plan" means a plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or any ERISA Affiliate.

                 "Note" means that certain promissory note in the original face amount of $20,000,000.00, dated of even date herewith, made by Borrower payable to the order of Bank, in the form attached hereto as Exhibit "A," together with all deferrals, renewals, extensions, amendments, modifications or rearrangements thereof, which promissory note shall evidence the advances to Borrower by Bank pursuant to Section 2.01 hereof.

                 "Obligations" means all obligations, indebtedness, and liabilities of Borrower to Bank, now existing or hereafter arising, including, but not limited to, the indebtedness evidenced by the Note, whether direct, indirect, related, unrelated, fixed, contingent, specified, unspecified, joint, several, or joint and several, and all interest and fees accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

                 "Parent Borrower" has the meaning set forth in the preamble hereof.

                 "Permitted Encumbrances" means:

                 (A) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

                 (B) Claims or liens for taxes, assessments, or similar charges, that are due and remain unpaid, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed, and in Bank's sole judgment they do not, in the aggregate, materially detract from the value of the property of Borrower or any Subsidiary, or materially impair the use thereof in the operation of its business;

                 (C) Liens against Equipment or Fixtures to secure the price payable by Borrower for the purchase of, or improvements or accessions to, such Equipment or Fixtures, respectively; and

                 (D)      Liens in favor of Bank.

                 "Person" means an individual, company, corporation, partnership, limited partnership, joint venture, trust, association, unincorporated organization or a government or any agency or political subdivision thereof.

                 "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                 "Prohibited Transaction" means any transaction set forth in
Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended from time to time.

                 "Reportable Event" means any of the events set forth in
Section 4043 of ERISA.

                 "Request for Advance" means the written request by the Parent Borrower for an advance by Bank pursuant to this Agreement, which Request for Advance shall be in a form, and shall include the information and accompanying supporting documentation, as prescribed in Exhibit "D" attached hereto.

                 "Required Number" means: in the case of notices hereunder (i) relative to borrowings, prepayments, elections of the LIBOR Rate, selections of Interest Periods for, or other transactions in respect of, LIBOR Loans: two
(2) Business Days; or (ii) relative to all transactions in respect of Base Rate Loans: one (1) Business Day; it being understood, however, that in the case of notices involving transactions in respect of more than one type of Loan (such as a change in type of Loan in accordance with Section 2.04(B)), "Required Number" means that number of days, as indicated above in respect of the Loans involved, which would constitute the longest applicable period of time.

                 "Reserve Percentage" means for any Interest Period, the average (for such Interest Period) maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D of the Federal Reserve Board by member banks of the Federal Reserve System as it applies to the Bank against "Eurocurrency liabilities" (as such term is used in Regulation
D). Without limiting the effect of the foregoing, the Reserve Percentage shall reflect any other reserves required to be maintained by member banks by reason of any regulatory change against (i) any category of liabilities that includes deposits by reference to which the interest rate for LIBOR Loans is to be determined as provided in this Agreement or (ii) any category of extensions of credit or other assets that include LIBOR Loans. As of the date of this Agreement the Reserve Percentage is zero.

                 "Revolving Commitment" means the obligation of Bank, subject to the provisions of this Agreement and existing only through the last Business Day prior to the Maturity Date, to advance to Borrower funds, not to exceed at any one time outstanding an amount equal to the lesser of: (a) the Borrowing Base then in effect, or (b) the positive difference between (i) $20,000,000.00, minus (ii) the outstanding principal balance, from time to time, of all Foreign Affiliate Loans.

                 "Secured Eligible Receivables" means Eligible Receivables that are secured by letters of credit that have been approved in writing by Bank, in its sole discretion.

                 "Security Instruments" means the security instruments described on Exhibit "C," in form and substance satisfactory to Bank, to be executed by Borrower pursuant to Section 3.14, and any and all other instruments or documents hereafter executed in connection with or as security for the payment of the Note.

                 "Senior Debt" means all Indebtedness of the Parent Borrower and its Subsidiaries, on a consolidated basis, including the Indebtedness of Borrower to Bank arising hereunder, excluding any Indebtedness that has been subordinated to Borrower's Indebtedness to Bank on terms and conditions acceptable to Bank, in its sole discretion.

                 "Subsidiary" means (a) any corporation in which Borrower, directly or indirectly through its Subsidiaries, owns more than fifty percent (50%) of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation; and (b) any partnership, association, joint venture, or other entity in which Borrower, directly or indirectly through its Subsidiaries, has more than a fifty percent (50%) equity interest at the time.

                 "Tangible Net Worth" means the total assets of the Parent Borrower and its Subsidiaries on a consolidated basis, exclusive of (a) those assets classified as intangible, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges,
(b) treasury stock and minority interests in any Person, (c) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock, (d) to the extent not already deducted from total assets, allowances for depreciation, depletion, obsolescence and/or amortization of properties, uncollectible accounts, and contingent but probable liabilities as to which an amount can be established,
(e) deferred taxes and (f) all assets arising from advances to officers, former officers or sales representatives of the Parent Borrower and its Subsidiaries on a consolidated basis made outside of the ordinary course of business; less total liabilities of the Parent Borrower and its Subsidiaries on a consolidated basis; all of the above being determined in accordance with GAAP.

                 "U.K. Eligible Receivables" means Eligible Receivables due from an Investment Grade Account Debtor, when the principal place of business of the Account Debtor and location to which the goods were delivered or at which the services were performed are all located within the United Kingdom (including the territorial waters thereof).

                 "Unmatured Event of Default" means any event or occurrence which solely with the lapse of time or the giving of notice or both will ripen into an Event of Default.

                 "U.S. Eligible Receivables" means Eligible Receivables due from an Investment Grade Account Debtor, when the principal place of business of such Account Debtor and location to which the goods were delivered or at which the services were performed are all located within the United States of America (including the territorial waters thereof).

                 Undefined financial accounting terms used in this Agreement shall be defined in accordance with GAAP.

                             ARTICLE II.  THE LOAN

                 2.01 The Revolving Line. Upon the terms and conditions (including, without limitation, the right of Bank to terminate the Revolving Commitment hereunder upon an Event of Default or an Unmatured Event of Default) and relying on the representations and warranties contained in this Agreement, Bank agrees, for a period from and after the date hereof through the last Business Day prior to the Maturity Date, to make advances for the account of Borrower from time to time following receipt of a Request for Advance; provided, however, that the aggregate principal amount of all Loans at any one time outstanding shall not exceed the Revolving Commitment. Each Borrower, other than the Parent Borrower, hereby appoints the Parent Borrower as its agent and attorney-in-fact for the submission of all Requests for Advance hereunder, which authorization shall be deemed a power coupled with an interest and shall be irrevocable until all Indebtedness evidenced by the Note has been fully and finally paid, all Obligations of Borrower have been fully performed and discharged, and Bank is no longer obligated under this Agreement to make any advances under the Revolving Commitment. Each party defined herein as Borrower shall be jointly and severally liable for the repayment of all Loans and the performance of all Obligations of Borrower.

                 Through the last Business Day prior to the Maturity Date, Borrower may use this revolving credit by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions of this Agreement. The borrowings made by Borrower pursuant to the Revolving Commitment shall be made at the principal office of Bank and shall be evidenced by the Note. The entire outstanding principal amount of the Note is due on the Maturity Date.

                 2.02 Advances and Payments of Principal Under the Note. Each time an advance is made against or payment is made on the Note, Bank is hereby irrevocably authorized by Borrower to make appropriate entries of such in its records in accordance with the usual and customary practices of accounting for advances and payments on notes; provided, however, the failure of Bank to do so shall not relieve Borrower of its correct liability hereunder or under the Note.

                 The aggregate unpaid amount of advances reflected by the notations by Bank on its records or the ledger sheets affixed to the Note shall be deemed rebuttably presumptive evidence of the principal amount owing on the Note. The liability for payment of principal and interest evidenced by the Note shall be limited to principal amounts actually advanced to Borrower and outstanding under this Agreement and interest on such amounts calculated in accordance with this Agreement. Interest provided for in the Note and herein shall be calculated on unpaid sums actually advanced and outstanding under the Note pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment.

                 2.03 Prepayment and Conversion. Upon the Required Number of days notice to the Bank, the Borrower may: (a) without the payment of penalty or premium, prepay the principal of the Loans, or (b) voluntarily convert the applicable Interest Rate of any Loan prior to the termination of the applicable Interest Period in whole or in part, from time to time; any partial payment or conversion to be made in the sum of not less than $500,000 or any $100,000 increment in addition thereto; provided that with respect to any such prepayment or conversion of any Loan upon which interest is being calculated at the LIBOR Rate the Borrower shall reimburse the Bank on demand for any costs, including administrative costs, incurred by the Bank as a result of such prepayment or conversion and any loss incurred or to be incurred by the Bank in the redeployment of the funds released by any such prepayment. Such loss shall be the difference, as reasonably determined by Bank, between (i) Bank's gross return hereunder with respect to that portion of the Loans which is prepaid, based on the applicable Interest Rate for such portion of the Loans and (ii) any lesser amount realized by Bank in deploying the funds received in repayment, or otherwise realized from that portion of the Loans so prepaid, during the period from the date of the prepayment until the end of the Interest Period for that portion of the Loans prepaid; provided that Bank shall use its best efforts to redeploy such funds in a commercially reasonable manner.

                 2.04      Interest Rate and Payments of Interest.

                 (A) Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as appropriate. Interest on LIBOR Loans shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Interest on the outstanding principal balance of the Loans shall accrue for each day at either the Floating Rate for such day or the LIBOR Rate for the Interest Period which includes such day, all as elected and specified (including specification as to length of Interest Period, as permitted by the definition of that term, with respect to any election of the LIBOR Rate) by the Borrower in accordance with Section 2.04(B); provided that:

                           (i) In the absence of an election by the Borrower of the LIBOR Rate, or, having made such election but upon the Required Number of days prior to the end of the then current Interest Period the Borrower fails or is not entitled under the terms of this Agreement to elect to continue such Interest Rate and specify the applicable Interest Period therefor, then upon the expiration of such then current Interest Period, interest on the Loans shall accrue for each day at the Floating Rate for such day, until the Borrower, pursuant to Section 2.04(B), elects a different Interest Rate and specifies the Interest Period for the Loans.

                           (ii) Interest accruing on any LIBOR Loan during any Interest Period shall be payable on the last Business Day of such then current Interest Period; provided, however, that with respect to LIBOR Loans for which the Interest Period selected by the Borrower pursuant to Section 2.04(B) is greater than three (3) months, interest shall be payable quarterly on the last Business Day of such quarterly period with the first such quarterly period commencing on the first day of the applicable Interest Period with any remaining unpaid interest being due and payable on the last day of such Interest Period; provided further that all accrued interest on any LIBOR Loan converted or prepaid pursuant to Section 2.03 shall be paid immediately upon such prepayment or conversion.

                 (B) By at least the Required Number of days prior to the advance of any Loan hereunder, the Parent Borrower shall select the initial Interest Rate to be charged on such Loan, and from time to time thereafter the Parent Borrower may elect, on at least the Required Number of days' irrevocable prior written (or telephoned, promptly confirmed by written) notice to the Bank, to change the Interest Rate on any Loan to any other Interest Rate (including, when applicable, the selection of the Interest Period); provided that; (i) the Borrower shall not select an Interest Period that extends beyond the Termination Date; (ii) except as otherwise provided in Section 2.03 no such change from the LIBOR Rate to another Interest Rate shall become effective on a day other than the day, which must be a Business Day, next following the last day of the Interest Period last effective for such LIBOR Loan; (iii) any elections made by Borrower pursuant to this Section 2.04(B) shall be in the amount of $100,000, plus any additional increment of $100,000; (iv) notwithstanding anything herein to the contrary, Borrower may not make any election under this Section 2.04(B) that would result in Loans outstanding at more than three (3) different LIBOR Rates without the written agreement of the Bank to do so; and (v) the first day of each Interest Period as to a LIBOR Loan shall be a Business Day.

                 (C) Interest on Base Rate Loans shall be paid monthly in arrears on the first Business Day of each calendar month commencing with any month during which interest begins to accrue at the Floating Rate, as elected by Borrower pursuant to Section 2.04(B), and on the date the principal of such Loans shall be due (at stated maturity, on acceleration, or otherwise).

                 (D) Interest on past-due principal shall accrue at the greater of the applicable Floating Rate plus three percent (3.00%) or LIBOR plus five percent (5.00%) until such principal is paid in full, and shall be payable upon demand by the Bank.

                 (E) The Bank shall notify the Borrower of the current Base Rate and of the current LIBOR Rate from time to time upon request by Borrower.

                 (F) It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect from time to time. Accordingly, if any transactions contemplated hereby would be usurious under applicable Law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement, or any other agreement entered into in connection with this Agreement, it is agreed the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged, or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement shall under no circumstances exceed the Maximum Rate, and any excess shall be credited to Borrower by Bank (or, if such consideration shall have been paid in full, such excess refunded to Borrower by
                 Bank). All sums paid, or agreed to be paid, to the Bank for use, forbearance, and detention of the indebtedness of the Borrower by the Bank shall, to the extent permitted by applicable laws, be amortized, pro rated, allocated, and spread throughout the full term of such indebtedness until such indebtedness is paid in full so that the actual rate of interest is uniform, but does not exceed the Maximum Rate, throughout the full term thereof. If at any time the applicable Interest Rate, which shall be deemed for purposes of this Section 2.04(F), only, to include any other fees, charges, or other forms of consideration which constitute interest under applicable law that is contracted for, charged, or received under this Agreement or any other agreement entered into in connection with this Agreement, exceeds the

                 Maximum Rate, the rate of interest to accrue pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement, to the Maximum Rate, but any subsequent reductions in the Interest Rate otherwise provided for herein shall not reduce the interest to accrue pursuant to this Agreement below the Maximum Rate until the total amount of interest accrued pursuant to this Agreement equals the amount of interest that would have accrued if a varying rate per annum equal to the otherwise applicable Interest Rate had at all times been in effect. If the total amount of interest paid or accrued pursuant to this Agreement under the foregoing provisions is less than the total amount of interest that would have accrued if a varying rate per annum equal to the otherwise applicable Interest Rate had at all times been in effect, then the Borrower agrees to pay upon final maturity of the Loans an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the Maximum Rate had at all times been in effect or (ii) the amount of interest that would have accrued if a varying rate per annum equal to the otherwise applicable Interest Rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Agreement.

                 2.05      Increased Cost of Loans.

                 (A) Notwithstanding any other provisions herein, if as a result of any regulatory change

                           (i) the basis of taxation of payments to Bank of the principal of, or interest on, any LIBOR Loan or any other amounts due under this Agreement in respect of any such LIBOR Loan (except for taxes imposed on the overall net income or receipts of Bank, and franchise or other taxes imposed generally on Bank), by the jurisdiction (or any political subdivision therein) in which Bank has its principal office is changed;

                           (ii) any reserve, special deposit, or similar requirement (including without limitation any reserve requirement under regulations of the Board of Governors of the Federal Reserve System) against assets of, deposits with, or for the account of, or credit extended by Bank, is imposed, increased, modified, or deemed applicable; or

                           (iii) any other condition affecting this Agreement or any LIBOR Loan is imposed on Bank or (in the case of LIBOR Loans) the London interbank market;

                 and the result of any of the foregoing is to increase the actual direct cost to Bank of making or maintaining any such LIBOR Loan or to reduce the amount of any sum received by Bank hereunder in respect thereof (and such increase or reduction shall not have been compensated by a corresponding increase in the interest rate applicable to the respective Loans), by an amount deemed by Bank to be material (such increases in cost and reductions in amounts receivable being herein called "Increased Costs"), then the Borrower shall pay to Bank, within thirty (30) days after its demand, such additional amount or amounts as will compensate Bank for those Increased Costs. The Bank will not demand to be compensated by Borrower for such Increased Costs unless the Bank generally makes such demands to its other LIBOR Loan customers who are similarly situated. A certificate of Bank setting forth the basis for the determination of such amount necessary to compensate the Bank as aforesaid, accompanied by documentation showing reasonable support for such increased costs or reduced sums received by Bank, shall be delivered to the Borrower and shall be conclusive, save for manifest error, as to such determination and such amount.

                 (B)       Notwithstanding the foregoing provisions of this
                 Section 2.05, in the event that by reason of any regulatory change the Bank either (i) incurs Increased Costs based on, or measured by, the excess above a specified level of the amount of a category of deposits or other liabilities of Bank that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if Bank so elects by notice to the Borrower, the obligation of Bank to make or convert Loans of any other type into LIBOR Loans hereunder shall be suspended until the earlier of the date such regulatory change ceases to be in effect or the date the Borrower and Bank agree upon an alternative method of determining the interest rate payable by the Borrower on LIBOR Loans, and all LIBOR Loans of Bank then outstanding shall either be repaid or be converted into a Base Rate Loan (if not otherwise prohibited under the terms of this Agreement) at the Borrower's option.

                 (C) Bank agrees that upon the occurrence of any regulatory change giving rise to the operation of the first paragraph of this Section 2.05, it will, if requested by the Borrower and to the extent permitted by law or by the relevant government authority, for a period of thirty (30) days endeavor in good faith to avoid or minimize the increase in cost or reduction in amount receivable resulting from such regulatory change; provided, however, that such change can be made in such a manner that Bank, in its sole determination, suffers no economic, legal, regulatory, or other disadvantage. Any expense incurred by Bank in so doing shall be paid by the Borrower on delivery to the Borrower of a certificate as to the amount of such expense, which certificate shall be conclusive in the absence of manifest error. Nothing in this paragraph shall affect or postpone the obligations of the Borrower set forth in any other paragraph of this Section 2.05.

                 2.06 Substitute Rate. Anything herein to the contrary notwithstanding, if within two (2) Business Days prior to the first day of any Interest Period for a LIBOR Loan the Bank is not, for any reason whatsoever, quoted rates for the offering of Dollars for deposit with it in the London interbank market for a period and amount relevant to the computation of the rate of interest on LIBOR Loans for such Interest Period, the Bank shall give the Borrower prompt notice thereof and, if Borrower elects to obtain a Loan for the amount previously requested as a LIBOR Loan, then on what would otherwise have been the first day of such Interest Period such Loans shall be made as Base Rate Loans (if not otherwise prohibited under the terms of this Agreement), in accordance with the election procedures set forth in Section 2.04(B); provided, however, that prior to the effective date of such election, interest shall be calculated at the Floating Rate.

                 2.07 Change of Law. Notwithstanding any other provision herein, in the event that any change in any applicable law, rule or regulation or in the interpretation or administration thereof shall make it unlawful for the Bank to (i) honor any commitment it may have hereunder to make any LIBOR Loan, then such commitment shall terminate, or (ii) maintain any LIBOR Loan, then all LIBOR Loans of the Bank then outstanding shall be repaid or, if Borrower so elects, converted to Base Rate Loans (if not otherwise prohibited under the terms of this Agreement) in accordance with the election procedures set forth in Section 2.04(B); provided, however, that prior to the effective date of such election, interest shall be calculated at the Floating Rate. Any remaining commitment of Bank hereunder to make LIBOR Loans (but not other Loans) shall terminate forthwith. Upon the occurrence of any such change, the Bank shall promptly notify the Borrower thereof, and shall furnish to the Borrower in writing evidence thereof certified by the Bank.

                 Any repayment or conversion of any LIBOR Loan which is required under this Section 2.07 or under 2.05(B) shall be effected by payment thereof, together with accrued interest thereon, on demand, and concurrently there shall occur the borrowing of the corresponding Base Rate Loan as provided herein.

                 If any repayment to Bank of any LIBOR Loan (including conversions thereof) is made under this Section 2.07 on a day other than a day otherwise scheduled for a payment of principal of or interest on such Loan, the Borrower shall pay to Bank upon its request such amount or amounts as will compensate it for the amount by which the rate of interest on such Loan immediately prior to such repayment exceeds the stated rate of interest on relending or reinvesting the funds received in connection with such prepayment, in each case for the period from the date of such prepayment to the Business Day next succeeding the last day of such then current Interest Period, all as determined by Bank in its good faith discretion.

                 2.08 Advances to Satisfy Obligations of Borrower. Bank may, but shall not be obligated to, make advances hereunder and apply same to the satisfaction of any condition, warranty, representation or covenant of Borrower contained in this Agreement and/or the Guaranty and the funds so advanced and applied shall be part of the Loan proceeds advanced under this Agreement and evidenced by the Note. Bank shall endeavor to give written notice to Borrower at least five (5) Business Days prior to making any such advance pursuant to this Section, provided that Bank shall not be obligated to give any such notice if, in good faith, it has determined that a delay in making any such advance would have a material adverse effect on the business, operations or financial condition of Borrower or on the collateral value to Bank of any material portion of the Borrowing Base Receivables.

                 2.09 Mandatory Prepayment of the Notes. In the event that Bank or Borrower determine that a Loan Excess exists, Borrower shall immediately, but in no event later than fifteen (15) days following the earlier of either: (a) Borrower becoming aware that a Loan Excess exists, or (b) notice from Bank of any such determination, (i) prepay the principal of the Note in an aggregate amount at least equal to such Loan Excess or (ii) add to the Borrowing Base additional Borrowing Base Receivables pursuant to Section 2.10 sufficient to increase the Borrowing Base to an amount equal the unpaid principal amount of the Note.

                 2.10 Borrowing Base Determination. Parent Borrower shall deliver to Bank on or before the earlier of: (a) October 31, 1997, or (b) the date on which the Parent Borrower delivers to Bank the first Request for Advance submitted pursuant to Section 2.01 hereof; and within thirty (30) days after the last day of each month from the date of this Agreement through the Maturity Date, a Monthly Borrowing Base Certificate evidencing Borrower's calculation of the Borrowing Base and the aging of all Accounts included in the Borrowing Base Receivables. The Borrowing Base calculated pursuant to each such Monthly Borrowing Base Certificate shall become effective at 10:00 am on the fifth Business Day after it is delivered to the Bank, unless prior to such time Bank notifies Borrower that it disagrees with the calculation of the Borrowing Base as set forth therein. If Bank notifies Borrower within such five Business Day Period that it disagrees with the calculation of the Borrowing Base as set forth in the Monthly Borrowing Base Certificate, it shall concurrently notify Borrower of the Borrowing Base that Bank is willing to recognize, which shall be the Borrowing Base until such time as the Bank and Borrower agree on a recalculated Borrowing Base or Bank notifies Borrower of a subsequent adjustment in the amount of the Borrowing Base that Bank is willing to recognize.

                 2.12 Commitment Fee. As consideration for the commitment of Bank to make Loans to Borrower through the Maturity Date pursuant to this Agreement, Borrower agrees to pay to Bank within three (3) Business Days of receipt of Bank's statement as to quarterly periods ending March 31, June 30, September 30 and December 31 of each year (except the first period shall be for a period of time from the Closing to September 30, 1997) during the period commencing on the date of this Agreement to and including the Maturity Date and at the Maturity Date, a fee equal to the Commitment Fee Percentage per annum (computed on the basis of 365 or 366 days, as the case may be) multiplied by an amount equal to the daily average excess, if any, of: (a) the sum of the Revolving Commitment hereunder plus the Foreign Affiliate Revolving Commitment (collectively the "Combined Revolving Commitment"), over (b) the sum of the aggregate principal amount outstanding on the Note plus the Foreign Affiliate Loans throughout the period from the date of this Agreement or previous calculation date provided above, whichever is later, to the relevant calculation date or the Maturity Date, as the case may be.

                 2.13 Facility Fee. As consideration for the commitment of Bank to make Loans to Borrower pursuant to this Agreement, Borrower shall pay to Bank at Closing a fee ("Facility Fee") equal to .375% of $20,000,000.00; and thereafter, if the Combined Revolving Commitment is ever increased to exceed $20,000,000.00, Borrower shall contemporaneously pay to Bank a fee equal to .375% of the amount by which the increased Combined Revolving Commitment exceeds the highest Combined Revolving Commitment amount previously in effect.

                            ARTICLE III.  CONDITIONS

                 The obligation of Bank to make advances of the Loans referred to in Article II of this Agreement is subject to the prior or contemporaneous satisfaction of the following conditions precedent stated in this Article III.

                 3.01 Receipt of Note, Agreement, and Certificate of Compliance. Bank shall have received the Note, multiple counterparts of this Agreement, as requested by Bank, and the Certificate of Compliance, all duly executed by an authorized officer of Borrower.

                 3.02 Completion of Initial Public Offering. Bank shall have received evidence satisfactory to Bank, in its sole discretion, that the Parent Borrower has closed the initial public offering described in the Form S-1 Registration Statement initially filed June 2, 1997 (the "Initial Public Offering"), including the Parent Borrower having been capitalized with at least Sixty Million Dollars ($60,000,000.00) in equity and having acquired all issued and outstanding shares of Energy Research International, a Cayman Islands corporation.

                 3.03 Receipt of Organizational Documents. Bank shall have received from Borrower its Articles of Incorporation and its bylaws, certified as being true and correct by the secretary or an assistant secretary of Borrower.

                 3.04 Receipt of Certified Copy of Corporate Proceedings and Certificates of Incumbency. Bank shall have received from Borrower copies of all resolutions of its board of directors authorizing the transactions set forth in this Agreement, and the execution of this Agreement, the Note, and the Security Instruments, such copy or copies to be certified by the secretary or an assistant secretary as being true and correct and in full force and effect as of the date hereof. In addition, Bank shall have received from Borrower a certificate of incumbency signed by the secretary or an assistant secretary of Borrower setting forth (a) the names of the officers executing this Agreement, the Note, and those of the Security Instruments to which it is a party, (b) the office(s) to which such Persons have been elected and in which they presently serve and (c) an original specimen signature of each such person.

                 3.05 Receipt of Certificates of Authority and Certificates of Good Standing. Bank shall have received certificates, as of the most recent dates practicable, of the Secretary of State of the jurisdiction in which Borrower is incorporated attesting to Borrower's existence, and of each state (or of a comparable governmental authority in any applicable foreign jurisdiction) in which Borrower is qualified to do business as a foreign corporation attesting to such qualification, and from the department of revenue or taxation of each of the foregoing states or governmental authorities, as to the good standing of Borrower.

                 3.06 Guaranty. Bank shall have received a guaranty agreement (the "Guaranty"), in form and substance acceptable to Bank in its discretion, duly executed by the Parent Borrower, pursuant to the which the Parent Borrower guarantees the payment and performance of all obligations and Indebtedness of Horizon Exploration Limited to Bank arising under or in connection with the Foreign Affiliate Loan Agreement.

                 3.07 UCC Search. The results of a Uniform Commercial Code/security interest search showing all financing statements and other documents or instruments on file against Borrower in the Offices of the Secretaries of State of the States of Texas and Delaware, such searches to be as of a date no more than ten (10) days prior to the date of the Closing.

                 3.08 Opinion of Counsel. Bank shall have received an opinion of counsel to Borrower in the form attached hereto as Exhibit "F".

                 3.09 Fees. Bank shall have contemporaneously received the fees required by Section 2.13.

                 3.10 Financial Statements. Bank shall have received the Financial Statements of Borrower as of June 30, 1997, showing financial information consistent with that previously provided to Bank.

                 3.11 Request for Advance. Bank shall have received from Borrower a Request for Advance.

                 3.12 Accuracy of Representations and Warranties and No Event of Default. The representations and warranties contained in Article IV of this Agreement shall be true and correct in all material respects on the date of the making of such Loans or advances with the same effect as though such representations and warranties had been made on such date; and no Event of Default shall have occurred and be continuing or will have occurred at the completion of the making of such Loans or advances.

                 3.13 Legal Matters Satisfactory to Counsel to Bank. All legal matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to counsel for Bank.

                 3.14 No Material Adverse Change. No material adverse change shall have occurred since the date of this Agreement in the condition, financial or otherwise, of Borrower.

                 3.15 Security Instruments. As security for the payment of the Note and the performance of the Obligations of Borrower under this Agreement, Bank shall have received the Security Instruments, duly executed by Borrower, that are necessary or appropriate, in the opinion of Bank, to perfect Bank's security interests in the Borrowing Base Receivables identified in the Monthly Borrowing Base Certificate delivered pursuant to Section 3.01.

                 3.16 Legal Fees. All legal fees and disbursements owed to Bank's special counsel who provided representation to the Bank in connection with this Agreement or any amendment hereto shall have been paid.

                 3.17 Foreign Affiliate Loan Agreement. Bank and Horizon Exploration Limited shall have contemporaneously entered into the Foreign Affiliate Loan Agreement.

                 3.18 Documents Required in connection with the addition of certain Borrowing Base Receivables. In conjunction with the addition of Borrowing Base Receivables that either: (a) are payable by any Account Debtor whose principal place of business is in a jurisdiction in which Bank has not previously perfected its security interests in Borrower's Accounts, or (b) arise out of the delivery of goods to or performance of services in a jurisdiction in which Bank has not previously perfected its security interests in Borrower's Accounts; Borrower shall have duly delivered to Bank such Security Instruments as are necessary or appropriate, in the opinion of Bank, to perfect Bank's security interests in such additional Borrowing Base Receivables.

                  ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

                 To induce Bank to enter into this Agreement and to make the Loan hereunder, Borrower represents and warrants to Bank (which representations and warranties will survive the delivery of the Note) that:

                 4.01 Existence and Good Standing. Borrower and each of its Subsidiaries is a corporation, duly organized, legally existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation in all jurisdictions wherein the property owned or the business transacted by it makes such qualification necessary, other than those jurisdictions wherein the failure to so qualify does not have a material adverse effect on Borrower.

                 4.02 Due Authorization. The execution and delivery by Borrower of this Agreement and the borrowings hereunder; the execution and delivery by Borrower of the Note and the Security Instruments; and the repayment by Borrower of Indebtedness evidenced by the Note and interest and fees provided in the Note and this Agreement (a) are within the corporate power of Borrower; (b) have been duly authorized by all necessary corporate action; and (c) do not and will not (i) require the consent of any regulatory authority, governmental body, or any other Person, (ii) violate any provision of law, the certificate of incorporation, the articles of incorporation, or the bylaws of Borrower, (iii) cause a default to occur under the terms and provisions of any indenture, instrument or other agreement to which Borrower is a party or by which its property may be presently bound or encumbered, or (iv) result in or require the creation or imposition of any mortgage, lien, pledge, security interest, charge or other encumbrance in, upon or of any of the properties or assets of Borrower under any such indenture, instrument or other agreement, other than under any of the Security Instruments.

                 4.03 Valid and Binding Obligations. This Agreement, the Note, and the Security Instruments are the legal, valid and binding obligations of and enforceable against Borrower in accordance with their respective terms (subject to any applicable bankruptcy, insolvency or other laws of general application affecting creditors' rights and judicial decisions interpreting any of the foregoing).

                 4.04 Scope and Accuracy of Financial Statements. All Financial Statements submitted and to be submitted to Bank hereunder are and will be complete and correct in all material respects; are and will be prepared in accordance with GAAP and practices consistently applied; and do and will fairly reflect the financial condition and the results of the operations of Borrower and its Subsidiaries in all material respects as of the dates and for the period stated therein (subject only to normal year-end audit adjustments with respect to such unaudited interim statements); and no material adverse change has since occurred in the condition, financial or otherwise, of Borrower or its Subsidiaries (taken as a whole).

                 4.05 Liabilities, Litigation and Restrictions. Except as disclosed in the Financial Statements, neither Borrower nor any of its Subsidiaries has any liabilities, direct or contingent, which may materially and adversely affect its business or assets. Except as described on Schedule 4.05, there is no litigation or other action of any nature pending before any court, governmental instrumentality, regulatory authority or arbitral body or, to the knowledge of Borrower, threatened against or affecting Borrower, or any of its Subsidiaries, which might reasonably be expected to result in any material, adverse change in the business or assets of Borrower or its Subsidiaries (taken as a whole). No unusual or unduly burdensome restriction, restraint or hazard exists by contract, law, governmental regulation or otherwise relative to the business or material properties of Borrower or any of its Subsidiaries which might reasonably be expected to result in any material, adverse change in the business or assets of Borrower or its Subsidiaries (taken as a whole) other than such as relate generally to Persons engaged in the business activities conducted by Borrower or any applicable Subsidiary.

                 4.06 Margin Stock. None of the proceeds of the Loans will be used for the purpose of buying or carrying margin stock.

                 4.07 Authorizations and Consents. No authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any governmental or public authority or any third party is required to authorize, or is otherwise required in connection with the valid execution and delivery by Borrower of this Agreement, the Note, and the Security Instruments or any instrument contemplated hereby, the repayment by Borrower of advances against the Note and interest and fees provided in the Note and this Agreement, or the performance by Borrower of its obligations under any of the foregoing.

                 4.08 Compliance with Laws, Rules, Regulations and Orders. To the best of the knowledge and belief of Borrower, neither the business nor any of the activities of Borrower or any of its Subsidiaries, as presently conducted, violates any law or any rule, regulation or directive of any applicable judicial, administrative or other governmental instrumentality (including, but not by way of limitation, any law or any rule, regulation or directive of any judicial, administrative or other governmental instrumentality relating to zoning, to any Environmental Law, or to the stabilization of wages or prices the result of which violation would have a material adverse effect on Borrower or its Subsidiaries (taken as a whole), and Borrower and each of its Subsidiaries possess all licenses, approvals, registrations, permits and other authorizations necessary to enable it to carry on its respective business in all material respects as now conducted, and all such licenses, approvals, registrations, permits and other authorizations are in full force and effect; and Borrower has no reason to believe that it will be unable to obtain the renewal of any such licenses, approvals, registrations, permits and other authorizations.

                 4.09 Proper Filing of Tax Returns and Payment of Taxes Due. Borrower and each of its Subsidiaries have duly and properly filed all United States Income Tax returns and all other tax returns which are required to be filed, and has paid all taxes due pursuant to said returns or pursuant to any assessment received, except such taxes, if any, as are being contested in good faith and as to which adequate provisions and disclosures have been made; and the respective charges and reserves on the books of Borrower and each of its Subsidiaries with respect to any taxes or other governmental charges are adequate.

                 4.10 ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any plan; no notice of intent to terminate a plan has been filed, nor has any plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate a plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multi-employer plan; Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their plans and the present value of all vested benefits under each plan exceeds the fair market value of all plan assets allocable to such benefits, as determined on the most recent valuation date of the plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of Borrower or any ERISA Affiliate to the PBGC or the plan under Title IV of ERISA; and neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

                 4.11 Investment Company Act Compliance. Borrower is not, nor is it directly or indirectly controlled by or acting on behalf of any person or entity which is, an investment company or an "affiliated person" of an investment company within the meaning of the Investment Company Act of 1940.

                 4.12 Public Utility Holding Company Act Compliance. Borrower is not a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 4.13 Environmental Laws. To the best of the knowledge and belief of Borrower:

                 (a) no property of Borrower or any of its Subsidiaries is currently on, or has ever been on, any federal or state list of superfund sites as listed on the Environmental Protection Agency National Priority List or any comparable state registries or list in any state of the United States (collectively "Superfund Sites");

                 (b) no Hazardous Substances have in the past been generated, transported, and or disposed of, by Borrower or any of its Subsidiaries at any Superfund Site;

                 (c) except in accordance with a valid permit, license, certificate or approval of the relevant regulatory authority or governmental body, there has been no emission, spill, release, disposal or discharge of any Hazardous Substance into or upon (i) the air, (ii) soils or any improvements located thereon, (iii) surface water or groundwater, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing any property of Borrower or any of its Subsidiaries; and

                 (d) no complaint, order, directive, claim, citation, notice of environmental report, notice of investigation or other notice by any regulatory authority or governmental body or any other Person with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any property of Borrower or any of its Subsidiaries, (iii) solid or liquid waste disposal, (iv) the use, generation, storage, transportation or disposal of any Hazardous Substance, or (v) other environmental, health or safety matters affecting any property of Borrower or any of its Subsidiaries, any improvements located thereon, or the business thereon conducted, has been received by Borrower or any of its Subsidiaries, nor has Borrower been given oral or written notice thereof;

provided, however, that the representations and warranties set forth in subparagraphs (c) and (d) above shall apply only to events and conditions which either resulted in (i) a continuing lien or encumbrance on the property of Borrower or (ii) otherwise materially affect Borrower's use or operation of its property or Borrower's ability to repay the Indebtedness evidenced by the Note.

                 4.14 Subsidiaries. Borrower has no Subsidiaries other than those listed on Schedule 4.14 hereto, and the jurisdiction of incorporation and principal place of business of each of Borrower's Subsidiaries is set forth on Schedule 4.14.

                 4.15 Existing Indebtedness. All Indebtedness of the Borrower and any Subsidiary existing as of the Closing, other than accounts payable incurred in the ordinary course of business that are not more than 30 days overdue, is described in Schedule 4.15; and neither the Borrower nor any Subsidiary is in default with respect to any of such Indebtedness, except as described on Schedule 4.15.

                 4.16      Material Commitments.  Except as described in
Schedule 4.16 hereto, (A) neither the Borrower nor any Subsidiary has any material leases, contracts or commitments of any kind (including, without limitation, employment agreements; collective bargaining agreements; powers of attorney; distribution arrangements; patent license agreements; contracts for future purchase or delivery of goods or rendering of services; bonuses, pension and retirement plans; or accrued vacation pay, insurance and welfare agreements) requiring aggregate expenditure by the Borrower in excess of $500,000 per year; (B) to the best of the Borrower's knowledge, all parties to all such material leases, contracts, and other commitments to which the Borrower or any Subsidiary is a party have materially complied with the provisions of such leases, contracts, and other commitments; and (C) to the best of the Borrower's knowledge, no party is in material default under any thereof and no event has occurred that but for the giving of notice or the passage of time, or both, would constitute a material default.

                 4.17 Insurance. The Borrower maintains insurance with respect to the properties and business of the Borrower providing coverage for such liabilities, casualties, risks and contingencies and in such amounts as it believes is customary in the industry. As of the date hereof, the insurance coverage reflected on the Certificate(s) of Insurance attached hereto as
Schedule 4.17 is in full force and effect, and, except as disclosed on Schedule 4.17, all premiums due thereon have been paid.

                 4.18 Material Misstatements and Omissions. No express representation or warranty by or with respect to the Borrower or any Subsidiary contained herein or in any certificate or other document required by this Agreement and furnished by the Borrower or any Subsidiary contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

                       ARTICLE V.  AFFIRMATIVE COVENANTS

                 Borrower covenants, so long as any Indebtedness of Borrower to Bank remains unpaid under this Agreement or Bank remains obligated to make advances hereunder, to:

                 5.01 Use of Funds. Use the proceeds advanced under the Loan to finance Borrower's working capital needs and for other general corporate purposes, and furnish Bank such evidence as it may reasonably require with respect to such use.

                 5.02 Maintenance and Access to Records. Keep adequate records in accordance with good accounting practices, of all of Borrower's transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined and, at Bank's reasonable request, make all financial records and records relating to the Borrowing Base Receivables, available for Bank's inspection and permit Bank to make and take away copies thereof.

                 5.03 Quarterly Unaudited Financial Statements of Borrower. Deliver to Bank, on or before the sixtieth (60th) day after the end of each of the first three calendar quarters of each fiscal year, unaudited consolidated and consolidating Financial Statements of Borrower and its Subsidiaries as at the end of such period and from the beginning of such fiscal year to the end of the respective period, as applicable, which Financial Statements shall be certified by the president or chief financial officer of Borrower as being true and correct, subject to changes resulting from year-end audit adjustments.

                 5.04 Annual Audited Financial Statements of Borrower. Deliver to Bank, on or before the one hundred and twentieth (120th) day after the close of each fiscal year of Borrower: (a) the annual audited consolidated Financial Statements of Borrower and its Subsidiaries, and (b) unaudited consolidating Financial Statements of Borrower and its Subsidiaries, certified by the president or chief financial officer of Borrower as being true and correct.

                 5.05 Compliance Certificate. Deliver to Bank a Compliance Certificate: (a) at the time of Borrower's execution of this Agreement, and (b) at the time of delivery of each of the Financial Statements pursuant to Sections 5.03 and 5.04 above.

                 5.06 Monthly Borrowing Base Certificate. Deliver to Bank within thirty (30) days after the end of each month a Monthly Borrowing Base Certificate effective as of the last day of such prior month, in accordance with Section 2.10.

                 5.07 Statement of Material Adverse Change in Condition. Deliver to Bank, promptly upon any officer of the Borrower having knowledge of any material adverse change in the condition, financial or otherwise, of Borrower or its Subsidiaries (or any event or circumstance that would result in any such material adverse change in condition including, but not limited to, litigation and changes in business), a statement of the president or vice president of Borrower, setting forth the change in condition or event or circumstance likely to result in any such change and the steps being taken by Borrower or the applicable Subsidiary with respect to such change in condition or event or circumstance.

                 5.08 Additional Information. Furnish to Bank all information, if any, filed with the SEC by the Borrower and all information routinely provided by the Borrower to its shareholders, generally. Furnish to the Bank, promptly upon the Bank's reasonable request, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower, including, without limitation, information concerning title to any of the Borrowing Base Receivables.

                 5.09 Compliance with Laws and Payment of Assessments and Charges. Comply with all applicable statutes and government regulations, including, without limitation, ERISA, and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent, and other obligations which, if unpaid, might become a lien against its property, except any of the foregoing being contested in good faith and as to which satisfactory accruals have been provided, unless failure to comply or pay would not have a material adverse effect on the assets of Borrower or the value of any Borrowing Base Receivables.

                 5.10      Maintenance of Existence and Good Standing.
Maintain Borrower's and its Subsidiaries' corporate existence and good standing in the jurisdiction of its incorporation, and in all jurisdictions wherein the property now owned or hereafter acquired or business now or hereafter conducted necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a material adverse effect on Borrower, or on any of Borrower's Subsidiaries considered on a consolidated basis with Borrower.

                 5.11 Further Assurances. Promptly cure any defects in the execution and delivery of this Agreement, the Note, the Security Instruments, or any other instrument referred to herein or executed in connection with the Note, and upon notice, immediately execute and deliver to Bank, all such other and further instruments as may be reasonably required or desired by Bank from time to time in compliance with the covenants and agreements made in this Agreement.

                 5.12 Initial Expenses of Bank. Pay all fees and expenses of Hutcheson & Grundy, L.L.P., special legal counsel for Bank, incurred in connection with the negotiation and preparation of this Agreement, the Note, the Security Instruments, or any other instrument referred to herein or executed in connection with the Note, the satisfaction of the conditions precedent set forth in Article III of this Agreement and the consummation of the transactions contemplated in this Agreement.

                 5.13 Subsequent Expenses of Bank. Upon request, promptly reimburse Bank for all reasonable amounts expended, advanced or incurred by Bank to collect the Note or to enforce the rights of Bank under this Agreement, the Note, the Security Instruments, or any other instrument referred to herein or executed in connection with the Note, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to Borrower by Bank and which amounts will include, but not be limited to, (a) all court costs, (b) attorneys' fees, (c) fees of auditors and accountants, (d) investigation expenses, (e) internal fees of Bank's in-house legal counsel, (f) fees and expenses incurred in connection with Bank's participation as a member of the creditors' committee in a case commenced under Title 11 of the United States Code or other similar law of the United States, the State of Texas or any other jurisdiction, (g) fees and expenses incurred in connection with lifting the automatic stay prescribed in Sections 362 Title 11 of the United States Code, and (h) fees and expenses incurred in connection with any action pursuant to Sections 1129 Title 11 of the United States Code, incurred by Bank in connection with the collection of any sums due under this Agreement, together with interest at the Floating Rate per annum, calculated on a basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, on each such amount from the date of notification to Borrower that the same was expended, advanced or incurred by Bank until the date it is repaid to Bank, with the obligations under this Section 5.13, surviving the non-assumption of this Agreement in a case commenced under Title 11 of the United States Code or other similar law of the United States, the State of Texas or any other jurisdiction and being binding upon Borrower or a trustee, receiver or liquidator of any such party appointed in any such case.

                 5.14 Maintenance of Tangible Property. Maintain all of Borrower's and its Subsidiaries' tangible property that is material to the conduct of Borrower's or any of its Subsidiaries' businesses in good repair and condition and make all necessary replacements thereof and operate such property in a good and workmanlike manner in accordance with standard industry practices.

                 5.15 Maintenance of Insurance. Continue to maintain, or cause to be maintained, insurance with respect to the properties and business of Borrower and its Subsidiaries against such liabilities, casualties, risks and contingencies and in such amounts as is customary in the industry, in an amount and form, and underwritten by an insurer or insurers, as are reasonably acceptable to Bank, and furnish to Bank, at the execution of this Agreement and annually thereafter, certificates evidencing such insurance.

                 5.16      Inspection of Tangible Assets/Right of Audit.
Permit (or cause to be permitted) any authorized representative of Bank, to visit and inspect (at the risk of Bank and/or such representative) any tangible asset of Borrower and its Subsidiaries, and/or to audit the books and records of Borrower or any of its Subsidiaries, during normal business hours. Bank shall give Borrower five (5) Business Days prior written notice of any such inspection or audit, and no such inspection or audit shall occur more often than once per calendar quarter; provided, however, that if Bank has a good faith belief that a condition exists that constitutes an Event Default or an Unmatured Event of Default, which may reasonably be expected to have a material adverse effect on the business, operations, or financial condition of Borrower, or on the collateral value of any material portion of the Borrowing Base Receivables, the Bank shall be entitled to conduct any such visit and inspection, and/or any such audit, notwithstanding that a prior visit and inspection, or audit, respectively, was conducted in the same calendar quarter, and without the necessity of giving five (5) Business Days prior written notice.

                 5.17 Payment of Note and Performance of Obligations. Pay the Note according to the reading, tenor and effect thereof, and do and perform every act and discharge all of the obligations provided to be performed and discharged hereunder.

                 5.18 ERISA Reports. Promptly after the filing or receiving thereof, copies of all reports, including annual reports, and notices which Borrower or any of its Subsidiaries files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and promptly after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any plan or that the PBGC, Borrower, or any of Borrower's Subsidiaries has instituted or will institute proceedings under Title IV of ERISA to terminate any plan, Borrower will deliver to Bank a certificate of the chief financial officer of Borrower setting forth details as to such Reportable Event or Prohibited Transaction or plan termination and the action Borrower or its applicable Subsidiary proposes to take with respect thereto.

                 5.19 Minimum Current Ratio. Maintain a ratio of Current Assets to Current Liabilities, excluding current maturities of long-term debt, of not less than 1.15 to 1.0.

                 5.20 Tangible Net Worth Requirement. Maintain a total Tangible Net Worth of not less than the greater of: (a) $45,000,000.00, or (b) ninety-five percent (95%) of the equity raised by Borrower as the result of the Initial Public Offering; increasing by seventy percent (70%) of net income (excluding losses) of the Parent Borrower and its Subsidiaries on a consolidated basis subsequent to September 30, 1997.

                 5.21 Cash Flow to Debt Service Ratio. Maintain a ratio of Cash Flow to Debt Service for each fiscal quarter of not less than 1.25 to 1.0.

                 5.22 Maximum Funded Senior Debt and Capital Leases to Capitalization. Maintain a ratio of not greater than .40 to 1.00 between: (a) the sum of the outstanding balance at any time, and from time to time, of Senior Debt plus the remaining obligatory payments on all capital leases of the Parent Borrower and its Subsidiaries on a consolidated basis, and (b) the sum of the outstanding balance at any time, and from time to time, of Senior Debt, plus the remaining obligatory payments under capital leases of the Parent Borrower and its Subsidiaries on a consolidated basis, plus the Tangible Net Worth.

                 5.23 Compliance with Environmental Laws. Comply in all material respects with any and all requirements of law, including, without limitation, Environmental Laws, (a) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any property of Borrower or its Subsidiaries, or (b) required for the performance or conduct of its operations, including, without limitation, all permits, licenses, registrations, approvals and authorizations, and, in this regard, comply fully and in a timely manner with, and cause all employees, crew members, agents, contractors, subcontractors and future lessees (pursuant to appropriate lease provisions) of Borrower and its Subsidiaries while such Persons are acting within the scope of their relationship with Borrower or its Subsidiaries, to so comply with, all requirements of law, including, without limitation, Environmental Laws, and other requirements with respect to the property of Borrower and its Subsidiaries and the operation thereof necessary or appropriate to enable Borrower to fulfill its obligations under all requirements of law, including, without limitation, Environmental Laws, applicable to the use, generation, handling, storage, treatment, transport and disposal of any Hazardous Substances now or hereafter located or present on or under any such property.

                 5.24 Hazardous Substances Indemnification. Indemnify and hold Bank harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, attorneys' fees and expenses), arising directly or indirectly, in whole or in part, out of (a) the presence of any Hazardous Substances on, under or from the property of Borrower or its Subsidiaries, whether prior to or during the term hereof, or (b) any activity carried on or undertaken on or off such property, whether prior to or during the term hereof, and whether by Borrower or its Subsidiaries or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower or its Subsidiaries or any predecessor in title, or any third Persons at any time occupying or present on such property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation or disposal of any Hazardous Substances at any time located or present on or under such property; with the foregoing indemnity further applying to any residual contamination on or under the property of Borrower or its Subsidiaries, or any property of any other Person, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transportation or disposal of any Hazardous Substances, irrespective of whether any of such activities were or will be undertaken in accordance with applicable requirements of law, including, without limitation, Environmental Laws, and surviving satisfaction of all Indebtedness of Borrower to Bank and the termination of this Agreement, provided, further, that the claims and other actions of any kind against Bank which give rise to such indemnity are not barred by the applicable statute of limitations at the time such claims or actions are instituted and such indemnity shall not extend to any act or omission by Bank or any Affiliate of Bank or any of Bank's employees or agents with respect to the relevant property subsequent to Bank becoming the owner of, taking possession of to the exclusion of Borrower or assuming operations of any property previously owned by Borrower and with respect to which property such claim, loss, damage, liability, fine, penalty, charge, proceeding, order, judgment, action or requirement arises subsequent to the acquisition of title thereto, taking possession thereof or assumption of operations thereon by Bank or any Affiliate of Bank or any of Bank's employees or agents. Notwithstanding anything herein to the contrary, the provisions of this Section 5.24 shall survive any termination of this Agreement and shall survive the payment and performance in full of all Obligations owed by Borrower to Bank.

                 5.25 Changes in Management. Notify Bank of any change in the senior management of Borrower, as such management exists as of the date hereof.

                 5.26 Payment of Taxes, Etc. Borrower and its Subsidiaries will each pay or cause to be paid when due, all taxes, assessments, and charges or levies imposed upon it or on any of its property or which it is required to withhold and pay, except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on its books, provided, however, that Borrower and its Subsidiaries shall each pay or cause to be paid all such taxes, assessments, charges, or levies forthwith whenever foreclosure on any lien that may have attached (or security therefor) appears imminent.

                 5.27 Notice of Litigation. Borrower and its Subsidiaries will each give notice to the Bank within ten (10) Business Days of the occurrence of: (A) any litigation or proceeding in which it is a party if an adverse decision therein might reasonably be expected to require it to pay more than $250,000.00 or deliver (or lose title to) assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (B) the institution of any other suit or proceeding involving Borrower that would reasonably be expected to materially and adversely affect its operations, financial condition, property, or business prospects.

                 5.28 Notices Regarding Account Debtors. Upon the receipt by Borrower of any notice of the death of an Account Debtor or a partner thereof, or of the dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, an Account Debtor, Borrower will immediately give the Bank written advice thereof.

                 5.29 Notice of Change of Principal Offices. Borrower will notify the Bank at least ten (10) Business Days in advance of any change in the location of the principal office of Borrower or any of its Subsidiaries.

                 5.30 Payment of Accounts Payable. Pay its accounts payable not later than thirty (30) days after their due date, except such as are being contested in good faith and as to which adequate provision or accrual has been made, provided that up to an aggregate amount of $500,000 of accounts payable not being so contested may be overdue by more than such number of days.

                        ARTICLE VI.  NEGATIVE COVENANTS

                 Without the prior written consent of Bank and so long as any part of the principal or interest on the Note shall remain unpaid or Bank remains obligated to make advances hereunder, Borrower and its Subsidiaries will not:

                 6.01 Mortgages or Pledges of Assets. Create, incur, assume or permit to exist, any mortgage, pledge, security interest, lien or encumbrance on any of its properties or assets (now owned or hereafter acquired), except that the foregoing restrictions shall not apply to any matters that would constitute or result in Permitted Encumbrances.

                 6.02 Nature of Business. Permit any material change to be made in the character of its business as conducted as of the date hereof, or permit any Subsidiary to permit any material change to be made in the character of such Subsidiary's business as conducted as of the date hereof.

                 6.03 Sales of Assets. Sell, lease, assign, transfer or otherwise dispose of, in one or any series of related transactions, all or any part of its assets, if such transfer is material to Borrower's operations, nor enter into any arrangement, directly or indirectly, with any Person to sell and rent or lease back such assets or any part thereof which are intended to be used for substantially the same purpose or purposes as the assets sold or transferred.

                 6.04 Cancellation of Insurance. Allow any insurance policy required to be carried hereunder to be terminated or lapse or expire without provision for adequate renewal thereof.

                 6.05 Margin Stock. Neither the Borrower nor any Subsidiary will directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

                 6.06 Changes in Business Structure. Consolidate or merge with, or purchase (for cash or securities) all or substantially all of the assets or all or any part of the capital stock of any corporation, firm, association or enterprise, or allow any such entity to be merged into Borrower or any of its Subsidiaries, nor shall Borrower or any of its Subsidiaries dissolve or liquidate.

                 6.07 Transactions with Affiliates. Enter into any transaction between or among Borrower and/or any Subsidiaries with any Affiliate on terms that are less favorable than could be obtained in an arms-length transaction with a Person that is not an Affiliate, provided, however, than Borrower may perform its obligations under the existing agreements with Seitel, Inc. listed on Schedule 6.07 hereto.

                        ARTICLE VII.  EVENTS OF DEFAULT

                 7.01 Enumeration of Events of Default. Any of the following events shall be considered an Event of Default as that term is used herein:

                 (a) Default shall be made by Borrower in the payment of any installment of principal on the Note,


                 (b) Default shall be made by Borrower in the payment of any installment of interest on the Note, or any fees or other monetary obligation payable hereunder, and such default shall remain unremedied in excess of three (3) Business Days after notice being given by Bank,

                 (c) Default shall be made by Borrower in the due observance or performance of any affirmative covenant required in this Agreement, the Note, or any Security Instrument, and such default shall remain unremedied for in excess of thirty (30) days after the earlier of: (i) such default becoming known to Borrower, or (ii) notice being given by Bank.

                 (d) Default shall be made by Borrower in the due observance or performance of any negative covenant required in this Agreement, the Note, or any Security Instruments.

                 (e) Any representation or warranty herein made by Borrower proves to have been untrue in any material respect, or any representation, statement (including Financial Statements), certificate or data furnished or made by Borrower to Bank in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

                 (f) Default shall be made by Borrower (as principal or guarantor or other surety) in payment or performance of any bond, debenture, note or other evidence of Indebtedness for borrowed money, or any other credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing in excess of $1,000,000.00 in the aggregate; and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto, with the effect of accelerating the maturity of any such Indebtedness;

                 (g) Borrower applies for or consents to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, or (ii) files a voluntary petition commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief or other similar law of the United States, the State of Texas or any other jurisdiction, or (iii) makes a general assignment for the benefit of creditors, or (iv) is unable, or admits in writing its inability to pay its debts generally as they become due, or (v) files an answer admitting the material allegations of a petition filed against it in any case commenced under Title 11 of the United States Code or any reorganization, insolvency, conservatorship or similar proceeding under any bankruptcy, insolvency, debtor's relief or other similar law of the United States, the State of Texas or any other jurisdiction;

                 (h) An order, judgment or decree shall be entered against Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief under Title 11 of the United States Code or under any bankruptcy, insolvency, debtor's relief or other similar law of the United States, the State of Texas or any other jurisdiction, approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets, and the failure to have such order, judgment or decree dismissed within ten
         (10) days of its entry;

                 (i) Borrower has concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them; or has made or suffered a transfer of any of its property which are or would be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or has made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or has suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof;

                 (j) An "Event of Default" as defined in the Foreign Affiliate Loan Agreement has occurred and is continuing.

                 7.02 Rights Upon Unmatured Event of Default. At any time that there exists an Unmatured Event of Default, any obligation of the Bank hereunder to make advances to or for the benefit of the Borrower shall be suspended unless and until the Bank shall reinstate the same





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
in writing, the Unmatured Event of Default shall have been waived by the Bank or the relevant Unmatured Event of Default shall have been remedied prior to ripening into an Event of Default.

                 7.03 Rights Upon Default. Upon the happening of an Event of Default specified in Subsections 7.01 (g) or (h), the entire aggregate principal amount of all Indebtedness then outstanding hereunder and the interest accrued thereon shall automatically become immediately due and payable, and upon the happening and continuation of any other Event of Default, Bank may declare the entire aggregate principal amount of all Indebtedness then outstanding hereunder and the interest accrued thereon immediately due and payable. In either case, the entire principal and interest shall thereupon become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate maturity or notice of acceleration of maturity) and without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, except as provided to the contrary elsewhere herein, all of which are hereby expressly waived by Borrower.

                 Upon the happening and continuation of any Event of Default, all obligations (if any) of Bank hereunder shall immediately cease and terminate unless and until Bank shall reinstate the same in writing.

                          ARTICLE VIII.  MISCELLANEOUS

                 8.01 Security Interests in Deposits and Right of Offset or Banker's Lien. Borrower hereby transfers, assigns and pledges to Bank and/or grants to Bank a security interest (as security for the payment and/or performance of the obligations of Borrower under this Agreement and the Note, with such interest of Bank to be retransferred, reassigned and/or released by Bank at the expense of Borrower upon payment in full and/or complete performance by Borrower of all such obligations) and the right, exercisable at such time as any obligation hereunder shall mature, whether by acceleration of maturity or otherwise of offset or banker's lien against all funds or other property of Borrower now or hereafter or from time to time on deposit with or in the possession of Bank, including, without limitation, all certificates of deposit and other depository accounts.

                 8.02 Survival of Representations, Warranties and Covenants. All representations and warranties of Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Note and this Agreement and shall remain in force and effect so long as any debt is outstanding under the Note, or any renewal or extension of this Agreement or the Note, or Bank remains obligated to make advances hereunder.

                 8.03 Notices and Other Communications. Notices, requests and communications hereunder shall be in writing and shall be sufficient in all respects if delivered to the relevant address indicated below (including delivery by registered or certified United States mail, telex, telegram or hand):

                 (a) If to Bank:

                 BANK ONE, TEXAS, N.A.
                 910 Travis
                 Houston, Texas 77002
                 Attention: Energy Lending
                 Fax:  (713) 751-3544

                 (b) Notices and/or reports sent to Bank pursuant to Sections 5.03, 5.04, and 5.05 shall also be sent to:

                 BANK ONE, TEXAS, N.A.
                 910 Travis
                 Houston, Texas 77002
                 Attention:  Monitoring Unit
                 Telephone: (713) 751-4627
                 Fax: (713) 751-6239

                 (c) If to Borrower:

                 EAGLE GEOPHYSICAL, INC.
                 50 Briar Hollow Lane, 6th Floor West
                 Houston, Texas 77027
                 Attention:  Richard W. McNairy
                 Fax:  (713) 881-2801

                 Any party may, by proper written notice hereunder to the other, change the individuals or addresses to which such notices to it shall thereafter be sent.

                 8.04 Parties in Interest. All covenants and agreements herein contained by or on behalf of Borrower shall be binding upon Borrower and its successors and assigns and inure to the benefit of Bank and its successors and assigns.

                 8.05 Renewals and Extensions. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each and all promissory notes hereafter executed which in whole or in part represent a renewal, extension, amendment, modification or rearrangement of any part of the Indebtedness originally represented by the Note.

                 8.06 No Waiver by Bank. No course of dealing on the part of Bank, its officers or employees, nor any failure or delay by Bank with respect to exercising any of its rights, powers or privileges under this Agreement, the Note, the Security Instruments or any other instrument referred to herein or executed in connection with the Note shall operate as a waiver thereof. The rights and remedies of Bank under this Agreement, the Note, the Security Instruments or any other instrument referred to herein or executed in connection with the Note shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy. In the event that Borrower is unable to satisfy any covenant, warranty or condition herein, no advance of loan proceeds by Bank shall have the effect of precluding Bank from thereafter declaring any such continuing inability to be an Event of Default as hereinabove provided.

                 8.07 INDEMNIFICATION. BORROWER HEREBY RELEASES AND AGREES TO INDEMNIFY AND HOLD BANK AND ITS OFFICERS, EMPLOYEES, DIRECTORS, AGENTS AND ATTORNEYS (COLLECTIVELY THE "BANK PARTIES") HARMLESS, FROM AND AGAINST ALL CLAIMS, DAMAGES, LIABILITIES AND EXPENSES, KNOWN OR UNKNOWN, ACCRUED AND UNACCRUED, INCLUDING ANY OF THE FOREGOING ALLEGED TO HAVE RESULTED FROM NEGLIGENCE OF ANY OF THE BANK PARTIES, UNLESS ATTRIBUTABLE TO BANK PARTIES' OWN GROSS NEGLIGENCE OR WILFUL MISCONDUCT, THAT MAY NOW OR HEREAFTER BE ASSERTED AGAINST ANY OF BANK PARTIES IN CONNECTION WITH OR ARISING OUT OF ANY INVESTIGATION, LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                 8.08 GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

                 8.09 Incorporation of Exhibits. The Exhibits and Schedules attached to this Agreement are incorporated herein for all purposes and shall be considered a part of this Agreement.

                 8.10 Survival Upon Unenforceability. In the event any one or more of the provisions contained in this Agreement, the Note, the Security Instruments or in any other instrument referred to herein or executed in connection with the Note shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof or of any other instrument referred to herein or executed in connection herewith.

                 8.11 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of Bank and Borrower and no other Person shall have standing to require satisfaction of such provisions in accordance with their terms or be entitled to assume that Bank will refuse to make advances in the absence of strict compliance with any or all thereof and any or all of such provisions may be freely waived in whole or in part by Bank at any time if in its sole discretion it deems it advisable to do so.

                 8.12 Amendments or Modifications of this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

                 8.13 Agreement Construed as an Entirety. This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights, powers, privileges, duties and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to said Articles or Sections.

                 8.14 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural and likewise the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate, and specific enumeration shall not exclude the general, but shall be construed as cumulative.

                 8.15 AGREEMENT SUPERSEDES ALL PRIOR AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE NOTE AND THE SECURITY INSTRUMENTS, CONSTRUED TOGETHER WITH THE REVOLVING CREDIT AGREEMENT AND ALL INSTRUMENTS EXECUTED PURSUANT THERETO, REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                 8.16 Controlling Provision Upon Conflict. In the event of a conflict between the provisions of this Agreement and those of the Note, the Security Instruments or any other instrument referred to herein or executed in connection with the Note, the provisions of this Agreement shall control.

                 8.17 Time, Place and Method of Payments. All payments required pursuant to this Agreement or the Note shall be made in immediately available funds; shall be deemed received by Bank on the next Business Day following receipt if such receipt is after 3:00 p.m., on any Business Day, and shall be made at the principal banking quarters of Bank.

                 8.18 Non-Application of Chapter 15 of Texas Credit Code. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes, Article 5069-15) are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Security Instruments or to the transactions contemplated hereby.

                 8.19 Counterpart Execution. This Agreement may be executed as one instrument signed by all parties or in separate counterparts hereof, each of which counterparts shall be considered an original and all of which shall be deemed to be one instrument, and any signed counterpart shall be deemed delivered by the party signing it if sent to any other party hereto by electronic facsimile transmission.

                 8.20      Disclosure and Use of Confidential Information.
Bank agrees to keep confidential all information disclosed to it by Borrower in connection with this Agreement or the Loans or otherwise made available to Bank pursuant to the terms hereof, with the exception of information that is either publicly available or obtained by Bank from third parties not known by the Bank to be subject to any confidentiality agreement with Borrower (collectively, excluding such exceptions, the "Confidential Information") and Bank shall not, without Borrower's prior written consent, disclose to any third party, firm, corporation or entity (other than regulatory agencies having jurisdiction over Bank) such Confidential Information, except: (a) as required by law and (b) to third-party consultants of Bank, including, but not limited to, attorneys and accountants, on a "need to know" basis in connection with the negotiation, execution, or administration of this Agreement or any of the Loan Documents, or the enforcement of any Borrower's Obligations or any of Bank's rights thereunder, provided that such third-party consultants' possession and/or use of such Confidential Information shall be subject to the provisions of this Section. Bank shall use such Confidential Information only for the purposes of its evaluation, administration, and enforcement of the Agreement, the Loan Documents, and the Loans.

                 IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

                                       BORROWER:

                                       EAGLE GEOPHYSICAL, INC.


                                       By: /s/ RICHARD W. MCNAIRY
                                           -------------------------------------
                                           Richard W. McNairy
                                           Vice President and Chief
                                           Financial Officer


                                       EAGLE GEOPHYSICAL ONSHORE, INC.


                                       By: /s/ RICHARD W. MCNAIRY
                                           -------------------------------------
                                           Richard W. McNairy
                                           Vice President


                                       EAGLE GEOPHYSICAL OFFSHORE, INC.


                                       By: /s/ RICHARD W. MCNAIRY
                                           -------------------------------------
                                           Richard W. McNairy
                                           Vice President

                                       EAGLE GEOPHYSICAL DE MEXICO, INC.


                                       By: /s/ RICHARD W. MCNAIRY
                                           -------------------------------------
                                           Richard W. McNairy
                                           Vice President


                                       EAGLE GEOPHYSICAL GOM, INC. (f/k/a
                                       EAGLE GEOPHYSICAL OFFSHORE, INC.)


                                       By: /s/ RICHARD W. MCNAIRY
                                           -------------------------------------
                                           Richard W. McNairy
                                           Vice President


                                       BANK:

                                       BANK ONE, TEXAS, N.A.


                                       By: /s/ LINDA MASERA
                                           -------------------------------------
                                           Linda Masera
                                           Vice President